Exhibt 3.1

GLADSTONE CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY

Gladstone Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article FOURTH of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated 1,440,000 authorized but unissued shares of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), as additional shares of the Corporation’s Term Preferred Shares, par value $0.001 per share (the “Term Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

SECOND: The foregoing shares of Term Preferred Stock have been reclassified and designated by the Board under the authority contained in the Charter. After giving effect to such reclassification and designation of Term Preferred Stock as set forth herein, the Corporation has authority to issue 44,560,000 shares of Common Stock and 5,440,000 shares of Term Preferred Stock, of which 2,460,118 shares are further designated as Term Preferred Shares, 6.75% Series 2021. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary this 19th day of September, 2017.

ATTEST:	GLADSTONE CAPITAL CORPORATION

/s/ Michael B. Licalsi	By:	/s/ David Gladstone
Name: Michael B. LiCalsi		Name: David Gladstone
Title: Secretary		Title: Chief Executive Officer